CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

(513) 870-2768

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Summarizes Estimates of Third-quarter 2005 Catastrophe Losses

• Hurricane Rita catastrophe losses at approximately $3 million

• Total pretax catastrophe losses in range of $66 million for third quarter and
$83 million for nine months, net of reinsurance

• Anticipates third-quarter combined ratio in the range of 95%, including catastrophe losses

Cincinnati, October 14, 2005 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced an estimate of $3 million for pretax catastrophe losses resulting from Hurricane Rita and updated its estimates of previously announced catastrophe losses. Total third-quarter pretax catastrophe net losses now are estimated at $66 million, including assumed and ceded reinsurance. The impact on the third-quarter property casualty combined ratio, after an $8 million reinsurance reinstatement premium, would be approximately 8.6 percentage points. Third-quarter earnings (after tax), including the effect of the reinstatement premium, would be reduced by approximately $48 million, or 27 cents per share.

In developing the third-quarter catastrophe losses estimate, the company reduced its estimate of Hurricane Dennis losses to $8 million from $11 million; incurred $3 million from development of prior-period catastrophes; and added assumed losses of $18 million to its initial Hurricane Katrina estimate of $34 million in direct losses, net of reinsurance. The Cincinnati Insurance Company participates in reinsurance treaties that spread the risk of very high catastrophe losses among many insurers. The estimated $18 million of assumed losses from Hurricane Katrina includes $16 million under an agreement with the Munich Re Group to assume 2 percent of property losses between $400 million and $1.2 billion from a single event. On September 28, Munich Re indicated its Hurricane Katrina estimate was in the range of $1.40 billion to $1.65 billion, up from their preliminary estimate.

Third-quarter Event	Dates	States Primarily Affected	Reported Claims (as of October 13)	Loss Estimate (pretax, net of reinsurance)
Hurricane Rita	Sept. 20-24	Alabama, Louisiana, Mississippi, Tennessee, Texas	17	$3 million
Hurricane Katrina – direct	Aug. 25-30	Alabama, Florida, Georgia, Louisiana, Mississippi, Tennessee	1,947	$34 million
Hurricane Katrina – assumed				$18 million
Hurricane Katrina – total				$52 million
Hurricane Dennis	July 9-11	Alabama, Florida, Georgia, Mississippi	484	$8 million

The loss estimate for each event includes losses from claims received as well as estimates of claims that have not yet been reported. The Cincinnati Insurance Companies do not appoint agencies to actively market property casualty insurance in Louisiana, Mississippi or Texas. Hurricane Katrina and Rita losses in those states primarily are associated with commercial accounts written by agents in other states to cover locations and vehicles in multiple states.

The company purchases reinsurance coverage to limit its losses from catastrophic events such as wind and hail, hurricanes or earthquakes. For Katrina, the company expects to retain $34 million of its policyholders’ estimated $70 million gross losses, ceding $36 million to its reinsurers. Under the 2005 reinsurance program, the company retains the first $25 million in losses arising from a single event and 40 percent of losses from $25 million to

$45 million. The company retains only 5 percent of losses between $45 million and $500 million. To restore the property catastrophe reinsurance program following Katrina, the company incurred an $8 million reinstatement premium in the third quarter.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “At the Cincinnati Insurance Companies, we see catastrophes as our chance to demonstrate a commitment to the financial strength and claims service excellence that set us apart. We already have closed approximately 80 percent of the almost 2,500 claims reported in the wake of Hurricanes Dennis, Katrina and Rita. Our thanks go out to our independent agent representatives and company associates for delivering prompt and fair claims service, as well as making personal efforts to help hurricane survivors. When catastrophes strike, these agents and associates ensure by their actions that we are not just a company responding to an event, we are foremost a community of people responding to people.

“Policyholders benefit because we serve them through all-volunteer storm teams of Cincinnati Insurance claim representatives who know our coverages and high standards. While these volunteers from around the country have been working two-week rotations in Alabama, their team members back home have stepped up to take care of local policyholders and claimants. And all of our associates, in the field and at CFC Headquarters, have participated generously in relief efforts.”

Schiff noted, “Our estimate of catastrophe losses for the first nine months of 2005 is $83 million, net of reinsurance, which reflects the unusually low level of weather-related events in the first half of the year. The impact of catastrophe losses on the nine-month property casualty combined ratio, after the $8 million reinsurance reinstatement premium, should be approximately 3.6 percentage points compared with 6.1 percentage points reported in the first nine months of 2004. Nine-month 2005 earnings (after tax), including the effect of the reinstatement premium, should be reduced by approximately $59 million, or 33 cents per share, compared with $94 million, or 52 cents per share, on the same basis in the comparable 2004 period.

“Preliminary indications are that strong profitability from our underlying business continued in the third quarter, and we believe the third-quarter combined ratio, including catastrophe losses, could be in the range of 95 percent. Through the first nine months, estimated catastrophe losses remain below the approximately $105 million in full-year losses we had assumed when developing our target 2005 GAAP combined ratio. As a result, we now believe our full-year 2005 combined ratio, including catastrophe losses, could be below 92 percent, improved from our previous target. We will further update our guidance based on more complete third-quarter information when we announce final results in early November,” Schiff said.

The effect of catastrophe losses on recent periods has been:

(Dollars in millions, except per share)	Q205	Q105	1H05	Q404	Q304	Q204	Q104	FY2004
Total catastrophe losses (pretax, net of reinsurance)	$ 15	$ 2	$ 17	$ 16	$ 86	$ 46	$ 1	$ 149
Combined ratio impact	1.9%	0.3%	1.1%	2.1%	11.8%	6.5%	0.1%	5.1%
Catastrophe costs per share (after tax)	$ 0.05	$ 0.01	$ 0.06	$ 0.06	$ 0.35	$ 0.17	$ 0.00	$ 0.58

Third-quarter and full-year 2004 catastrophe costs per share included 4 cents related to an $11 million reinsurance reinstatement premium incurred in the third quarter of 2004. Per share amounts have been adjusted for the 5 percent stock dividend paid in April 2005. The sum of the quarterly reported amounts may not equal the full year as each is computed independently.

Cincinnati Financial plans to report third-quarter results on Wednesday, November 2. A conference call to discuss the results will be held at 11:00 a.m. EDT on that day. Details regarding the Internet broadcast of the conference call are available on www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company’s future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

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Increased frequency and/or severity of claims

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

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Downgrade of the company’s financial strength ratings,

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Concerns that doing business with the company is too difficult or

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

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Increased competition that could result in a significant reduction in the company’s premium growth rate

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Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our advantage in these areas.

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Insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

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Delays in the development, implementation, performance and benefits of technology projects and enhancements

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Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

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Events that reduce the company’s ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 in the future

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Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

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Sustained decline in overall stock market values negatively affecting the company’s equity portfolio; in particular a sustained decline in the market value of Fifth Third Bancorp shares, a significant equity holding

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Events that lead to a significant decline in the value of a particular security and impairment of the asset

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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

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Adverse outcomes from litigation or administrative proceedings

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Effect on the insurance industry as a whole, and thus on the company’s business, of the recent actions undertaken by the Attorney General of the State of New York and other regulators against participants in the insurance industry, as well as any increased regulatory oversight that might result

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Limited flexibility in conducting investment activities if the restrictions imposed by the Investment Company Act of 1940 were to become applicable to the parent company or the application for exemptive relief is not approved

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included herein.

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